Exhibit 4.13

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SECOND LOAN MODIFICATION AGREEMENT

THIS SECOND LOAN MODIFICATION AGREEMENT, is made as of the 30th day of April, 2010, by and between OPTICAL CABLE CORPORATION, a Virginia corporation (the “Borrower”), for itself and as successor by merger to Superior Modular Products Incorporated, formerly a Delaware corporation and VALLEY BANK, a Virginia banking corporation, its affiliates and their successors and assigns (the “Bank”).

WHEREAS, the Borrower and Superior Modular Products Incorporated and the Bank entered into that certain Credit Agreement dated May 30, 2008, which was amended by that certain First Loan Modification Agreement between the Borrower and the Bank dated as of the 16th day of February, 2010 (the “Credit Agreement”); and

WHEREAS, the Borrower and the Bank desire to modify the terms of the Credit Agreement and the Security Agreement to (i) terminate the Revolving Loan, (ii) reflect the release of the Bank’s lien on, and security interest in, certain collateral securing the Loans, (iii) permit debt of the Borrower made available by SunTrust Bank, and (iv) affirm the Loan Documents as modified hereby, as a condition of the Bank entering into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and conditions contained herein, the parties hereto agree as follows:

1. The foregoing recitals are incorporated in and constitute terms of this Agreement.

2. Capitalized terms contained in this Agreement which are not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

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3. Upon payment in full and satisfaction of the Revolving Loan, in accordance with that certain Letter of Consent to Release Collateral from the Bank to the Borrower dated even date herewith, the Revolving Loan shall be deemed paid in full, satisfied, and terminated (the “Satisfaction and Termination”) and the Bank’s lien on, and security interest in, the Borrower’s accounts, deposit accounts, inventory, general intangibles, instruments, investment property, letter of credit rights, commercial tort claims, documents, and chattel paper, and with respect to all of the foregoing, without limitation, all goods represented thereby, all accessions thereto, and all goods that may be substituted therefor, reclaimed or repossessed from or returned by account debtors and all proceeds, products, rents and profits thereof, as all such terms are defined in the Uniform Commercial Code in effect in Virginia, shall be deemed released. The Bank hereby consents to and permits the existence of the SunTrust Debt (as defined in the Credit Agreement as modified hereby) and the Borrower’s execution of and performance in accordance with all agreements and instruments evidencing and securing the SunTrust Debt, none of which shall constitute a default under the Loan Documents or the Loans.

4. Notwithstanding anything in the Loan Documents to the contrary, the Bank consents to the merger of any wholly owned subsidiary or majority owned subsidiary of the Borrower into the Borrower, provided that the Borrower is the surviving entity.

5. In connection with the Satisfaction and Termination, the Credit Agreement shall be amended as follows:

A. The definitions of “Debt Service Coverage Ratio” and “Minimum Tangible Net Worth” in Section 1.1 are deleted in their entirety.

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B. The following new definition of “Released Collateral” is inserted in Section 1.1:

“Released Collateral” means the Borrower’s accounts, deposit accounts, inventory, general intangibles, instruments, investment property, letter of credit rights, commercial tort claims, documents, and chattel paper, and with respect to all of the foregoing, without limitation, all goods represented thereby, all accessions thereto, and all goods that may be substituted therefor, reclaimed or repossessed from or returned by account debtors and all proceeds, products, rents and profits thereof, as all such terms are defined in the UCC to secure the SunTrust Debt.

C. The following new definition of SunTrust Debt is inserted in Section 1.1:

“SunTrust Debt” means that certain $6,000,000 revolving loan made by SunTrust Bank to the Borrower evidenced by that certain commercial note from the Borrower to the Bank dated April 30, 2010, and the related Commercial Security Agreement, Agreement to Note and other related documents.

D. The following new provision (l) is inserted into the definition of Permitted Encumbrances in Section 1.1:

(l) liens on the Borrower’s Released Collateral securing the SunTrust Debt.

E. Section 4.1 Description of Collateral is amended and restated as follows:

4.1 Description of Collateral. The Bank shall receive, subject to Permitted Encumbrances, as collateral security for the Loans, the Notes and all other present and future indebtedness of the Borrower owing to the Bank: (a) A perfected first priority lien on and security interest in all of the Borrower’s personal property and assets of every kind and description, whether now owned or hereafter acquired, including all furniture, fixtures and equipment, except the Released Collateral; and (b) A first lien deed of trust on the Real Property ((a) and (b) collectively constituting the “Collateral”).

F. Section 7.10 is amended and restated as follows:

7.10 Financial Covenants. Have and maintain, on a consolidated basis among the Borrower and each of its subsidiaries, as of the end of each quarter (pursuant to the financial statements provided pursuant to Section 7.1(b)) tested on a rolling four quarter basis commencing with the quarter ending July 31, 2010:

(a) A ratio of Debt to Tangible Net Worth no greater than 1.00 to 1.00. For purposes hereof, “Debt” shall mean consolidated total liabilities and “Tangible Net Worth” shall mean consolidated total assets less consolidated (a) goodwill, (b) other intangible assets, and (c) total liabilities, as defined in accordance with GAAP consistently applied; and

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(b) A consolidated Debt Service Coverage Ratio of not less than 1.50 to 1.00. For purposes hereof “Debt Service Coverage Ratio” means Adjusted EBITDA divided by current maturities of long term debt plus consolidated interest expense, defined in accordance with GAAP consistently applied (“Debt Service Coverage Ratio”). “Adjusted EBITDA” means earnings before interest expense, taxes, depreciation and amortization and the following non-cash expenses: (i) any impairment of intangible assets including, without limitation, goodwill and (ii) stock compensation expense, all as presented in the consolidated financial statements. Regarding consolidated interest expense, (x) the amortization of deferred financing costs is included as interest expense in the consolidated statement of operations and is also included as depreciation and amortization in the consolidated statement of cash flows, (y) in the calculation of the numerator, amortization of deferred financing costs should be deducted from the interest expense to avoid duplication, and (z) in the calculation of the denominator, amortization of deferred financing costs should be deducted from interest expense since it is the amortization of a cash payment that occurred in the year the financing was completed and does not represent a periodic interest payment.

G. Section 7.11 Non-Bank Debt is amended and restated as follows:

7.11 Non-Bank Debt. Except as to the SunTrust Debt secured by the Borrower’s Released Collateral, cause all non-Bank indebtedness for borrowed money of the Borrower (other than capitalized lease obligations) to be subordinate to the Loans and the Collateral.

H. Section 7.15 Operating Accounts is deleted in its entirety.

I. The following language is inserted at the end of Section 8.3: “; (f) the SunTrust Debt.”

J. The following new provision (o) is inserted into Section 9.1 Events of Default:

(o) the occurrence of a default under the SunTrust Debt.

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6. In connection with the Satisfaction and Termination, the Security Agreement shall be amended as follows:

A. Section 1. Security Interest is amended and restated as follows:

Section 1. Security Interest. Debtor hereby grants to Secured Party a security interest (“Security Interest”) in all of Debtor’s right, title and interest in and to all of its real and personal property, including all furniture, fixtures and equipment, whether now owned or hereafter acquired, except accounts, deposit accounts, inventory, general intangibles, instruments, investment property, letter of credit rights, commercial tort claims, documents, and chattel paper, and with respect to all of the foregoing, without limitation, all goods represented thereby, all accessions thereto, and all goods that may be substituted therefor, reclaimed or repossessed from or returned by account debtors and all proceeds, products, rents and profits thereof, as all such terms are defined in the UCC (“Collateral”).

7. The modifications contained in this Agreement do not constitute or create a novation of any of the Loan Documents or the Loans.

8. Except as expressly modified hereby, all terms and conditions of the Loan Documents remain unchanged, and of full force and effect in accordance with their terms.

9. The Borrower hereby ratifies all of the Loan Documents, as expressly modified hereby, and certifies that they are enforceable in accordance with their terms, without defense or offset.

10. The Borrower represents and warrants to the Bank to induce the Bank to enter into this Agreement, that the execution, delivery and performance of this Agreement has been duly authorized by all requisite action, and that all representations and warranties made by it in the Loan Documents are true, correct and enforceable on and as of the date hereof.

11. The effective date of this Agreement shall be the date first hereinabove written.

12. This Agreement shall be governed by, and construed in accordance with, the laws

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of the Commonwealth of Virginia. The parties consent to the jurisdiction and venue of the courts of the Commonwealth of Virginia, specifically to the courts of the City of Roanoke, Virginia, and to the jurisdiction and venue of the United States District Court for the Western District of Virginia in connection with any action, suit or proceeding arising out of or relating to this Agreement.

13. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

14. This Agreement may be signed in several counterparts, each which shall be an original and all of which shall constitute one and the same document.

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IN WITNESS WHEREOF, the parties have caused this Second Loan Modification Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWER:	OPTICAL CABLE CORPORATION

	By:	/s/ Tracy G. Smith
	Name:	Tracy G. Smith
	Title:	Senior Vice President and
Chief Financial Officer

BANK:	VALLEY BANK

	By:	/s/ Scott L. Leffel
	Name:	Scott L. Leffel
	Title:	Vice President